Exhibit 99.1

HUTTIG BUILDING PRODUCTS ANNOUNCES HIGHER NET SALES AND INCOME

FROM CONTINUING WHOLESALE OPERATIONS FOR THE THIRD QUARTER

AND NINE MONTHS

St. Louis, MO, October 19, 2004 – Huttig Building Products, Inc. (NYSE: HBP), one of the nation’s largest distributors of both millwork and building materials for residential construction, repair and remodeling, today announced higher net sales and net income from the Company’s continuing core wholesale operations for the third quarter and nine months ended September 30, 2004.

For the third quarter, net sales from continuing operations increased 14.9%, to $265.1 million, compared to $230.7 million in the corresponding quarter last year, and net income increased 4.1%, to $5.1 million, or $0.26 per diluted share, compared to $4.9 million, or $0.25 per diluted share, in the corresponding quarter last year. For the nine months, net sales from continuing operations increased 20.6%, to $736.4 million, compared to $610.4 million in the corresponding period last year, and net income rose to $13.1 million, or $0.66 per diluted share, compared to $1.5 million, or $0.08 per diluted share, in the corresponding period last year.

The third quarter of 2004 included a pre-tax, non-cash write-off of $0.5 million, or approximately $0.02 per share, of unamortized loan fees as a result of the previously announced refinancing of Huttig’s bank credit facility, and a pre-tax gain of $0.3 million, or approximately $0.01 per share, from the sale of a previously closed facility in Sharon, VT. The 2003 quarter included a pre-tax gain of $0.6 million, or approximately $0.02 per share, from the sale of a closed facility. Excluding these items, earnings from continuing operations would have been $5.3 million or, $0.26 per diluted share, and $4.5 million or, $0.23 per diluted share, in the quarters ended September 30, 2004 and 2003, respectively.

The increases in sales and net income were achieved despite the impact of four hurricanes that struck in the third quarter in the Southeast and Mid-Atlantic states. The shipping days lost because of these storms cost Huttig approximately $4 million in net sales, or $0.03 per diluted share in net income. Huttig experienced no physical losses, and with shipping in these markets returning to normal, sales and profits have begun to recover.

Huttig sold its American Pine Products operation on August 2, 2004 and five Builder Resource branches on August 30, 2004, in line with its strategy of focusing exclusively on its core two-step wholesale distribution business. As a result of the sale of these businesses, the Company has classified the current and prior year results of American Pine Products and certain Builder Resource locations as discontinued operations.

Michael A. Lupo, President and Chief Executive Officer, commented, “Our two-step operations continued to generate strong, underlying sales growth, the direct result of our executing on key strategies to expand our local customer base and business with national accounts, as well as our product offerings and geographic coverage. We expect that the divestiture of our one-step businesses will enable us to further increase sales with national accounts. Our current full year 2004 guidance for continuing operations calls for net income of $0.90 to $1.00 per diluted share, on net sales of more than $950 million, as compared to 2003 net income of $0.13 per diluted share, on net sales of $806.9 million.”

During the third quarter, Huttig:

•	Opened a new branch in Norcross, GA, to service the Atlanta market, and a new millwork facility, which includes a door shop, in Albany, NY, to complement the Company’s building products branch in Selkirk, NY.

•	Converted its Grand Rapids, MI branch from industrial products to a full service millwork and building materials branch to serve the lower peninsula of Michigan, including the Detroit market; expanded its Indianapolis, IN and Rancho Cucamonga, CA branches; and implemented plans to relocate its Manchester, NH and Deerfield Beach, FL branches to larger locations.

•	Broadened distribution of ThermaTru exterior doors to a total of 35 branches, Huttig brand vinyl clad and aluminum windows to 40 branches, and Windsor brand wood clad windows to 14 branches.

•	Completed a new five-year $160 million secured credit facility, providing greater borrowing capacity at pricing of 100 to 200 basis points below the Company’s prior facility.

Analysis of Continuing Operations

During the third quarter, sales of millwork, which includes doors, windows and mouldings, increased 11.5%, to $135.0 million. Sales of building products, which include siding, decking, railing fasteners and connectors, insulation and housewrap, increased 12.2%, to $77.2 million. Sales of wood products, which include engineered wood, lumber and panels products, gained 29.7%, to $52.9 million. For the nine months, sales of millwork expanded 14.5%, to $384.7 million; building products 24.5%, to $207.3 million; and wood products 34.0%, to $144.4 million. Inflation, primarily in lumber and steel prices, accounted for approximately $7 million and $21 million of Huttig’s sales increases in the third quarter and nine months, respectively, versus the previous year.

During the third quarter, gross profit amounted to 19.7% of sales, compared to 19.9% in the 2003 quarter; operating expenses remained level at 15.6% of sales compared to the 2003 quarter; and operating profit was 3.8% of sales, compared to 4.0% of sales in the 2003 quarter. Excluding the impact of the gains on sale related to closed facilities, operating profit, as a percentage of sales, would have been 3.7% in both quarters. For the nine months, gross profit increased to 20.0% of sales, compared to 19.3% in the 2003 period; operating expenses amounted to 16.4% of sales, compared to 17.5%; and operating profit rose to 3.2% of sales, compared to 1.2% in the 2003 period.

Working capital expanded to 12.4% of sales in the September 2004 quarter, compared to 11.1% in the year ago quarter. Bank debt, net of cash, decreased to $66.1 million at September 30, 2004 compared to $83.1 million at September 30, 2003. The decrease reflects the use of proceeds from the sale of American Pine Products and the Builder Resource branches to reduce debt. As of September 30, 2004, operating profit return on net assets, one of the Company’s key performance measurement tools, increased to 18.1% as compared to 5.9% in the comparable prior year period.

Conference Call

Management will discuss fiscal 2004 third quarter and year to date results in a conference call on Wednesday, October 20, 2004, at 11 AM Eastern (10 AM Central) time. To listen, dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. Starting two hours after the call ends, a replay can be accessed by dialing 1- 877-519-4471; when prompted, use PIN# 5214936.

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 49 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas S. McHugh, Vice President - Finance and Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$265.1	$230.7	$736.4	$610.4

Cost of sales	212.8	184.8	589.2	492.8
Operating expenses	41.4	36.0	120.5	107.1
Depreciation and amortization	1.2	1.3	3.8	3.9
Gain on disposal of capital assets	(0.3)	(0.6)	(0.8)	(0.5)

Total costs of sales and operating expenses	255.1	221.5	712.7	603.3

Operating profit	10.0	9.2	23.7	7.1

Interest expense, net	(1.2)	(1.4)	(3.4)	(5.4)
Write-off of unamortized loan fees	(0.5)	—	(0.5)	—
Unrealized gain on derivatives	—	—	—	0.7

Total other expense, net	(1.7)	(1.4)	(3.9)	(4.7)

Income before income taxes	8.3	7.8	19.8	2.4
Provision for income taxes	3.2	2.9	6.7	0.9

Income from Continuing Operations	5.1	4.9	13.1	1.5

Income from Discontinued Operations, net of taxes	0.8	0.3	2.3	0.3

Net income	$5.9	$5.2	$15.4	$1.8

Income from Continuing Operations per diluted share	$0.26	$0.25	$0.66	$0.08
Income from Discontinued Operations per diluted share	0.04	0.02	0.12	$0.01

Net income per diluted share	$0.30	$0.27	$0.78	$0.09

Average Diluted Shares Outstanding (Thousands)	19,970	19,494	19,819	19,516

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	September 30, 2004	December 31, 2003	September 30, 2003
ASSETS
Cash	$14.9	$5.0	$2.8
Trade Accounts Receivable and Inventory	200.5	137.9	177.4
Property, Plant and Equipment and Other Assets	60.2	83.1	84.9

	$275.6	$226.0	$265.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$77.4	$63.5	$81.6
Accrued and Other Liabilities	29.6	26.8	27.0
Bank Debt	81.0	63.5	85.9

	188.0	153.8	194.5

Total Shareholders’ Equity	87.6	72.2	70.6

Total Liabilities and Shareholders’ Equity	$275.6	$226.0	$265.1

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HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5.9	$5.2	$15.4	$1.8
Adjustments:
Net income from discontinued operations	(0.8)	(0.3)	(2.3)	(0.3)
Depreciation & amortization	1.4	1.5	4.4	4.4
Write-off of unamortized loan fees	0.5	—	0.5	—
Gain on disposal of capital assets	(0.3)	(0.6)	(0.8)	(0.5)
Deferred income taxes	3.2	5.0	4.9	2.9
Changes in operating assets and liabilities:
Trade accounts receivable	(5.8)	(15.6)	(35.7)	(33.2)
Inventories	1.0	4.3	(29.0)	(5.6)
Other current assets	(0.5)	(1.2)	0.7	2.0
Trade accounts payable	(9.3)	(0.4)	15.9	5.5
Accrued liabilities	0.7	(0.8)	5.4	2.5
Other	(0.1)	(0.1)	(0.4)	(1.2)

Net cash from operating activities of continuing operations	(4.1)	(3.0)	(21.0)	(21.7)
Net cash from operating activities of discontinued operations	(0.7)	2.8	(3.2)	1.2

Total cash from operating activities	(4.8)	(0.2)	(24.2)	(20.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1.1)	—	(2.3)	(2.1)
Proceeds from disposition of capital assets	0.7	1.1	1.2	1.1
Proceeds from disposition of discontinued operations	20.5	—	20.5	—

Total cash from investing activities	20.1	1.1	19.4	(1.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing (repayment) of debt, net	(4.0)	(4.2)	16.3	19.9
Debt issuance costs	(1.6)	—	(1.6)	—
Proceeds from sale-leaseback of equipment	—	—	—	1.0

Total cash from financing activities	(5.6)	(4.2)	14.7	20.9

NET INCREASE (DECREASE) IN CASH	9.7	(3.3)	9.9	(0.6)
CASH, BEGINNING OF PERIOD	5.2	6.1	5.0	3.4

CASH, END OF PERIOD	$14.9	$2.8	$14.9	$2.8